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                                                                    EXHIBIT 99.1



                                                                 [WILLIAMS LOGO]

NEWS RELEASE

NYSE:WMB


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
Date:           March 27, 2002

Contact:        Carol Ward                         Rick Rodekohr                      Richard George
                Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                (918) 573-5665                     (918) 573-2087                     (918) 573-3679
                carol.ward@williams.com            RICK.RODEKOHR@WILLIAMS.COM         RICHARD.GEORGE@WILLIAMS.COM
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      WILLIAMS CLOSES ON IN SALE OF $275 MILLION OF CUMULATIVE CONVERTIBLE

                   PREFERRED STOCK TO BERKSHIRE HATHAWAY UNIT

           TULSA, Okla. -Williams (NYSE:WMB), an energy infrastructure and marketing company, today closed the sale of $275 million of its 9-7/8 percent cumulative convertible preferred stock to MEHC Investment, Inc., a wholly owned subsidiary of MidAmerican Energy Holdings Company, and a member of the Berkshire Hathaway family of companies.

           MEHC Investment acquired 1,466,667 shares of the security at a purchase price of $187.50 per share, pursuant to a stock purchase agreement between the companies. Each share of the security is convertible into 10 shares of Williams common stock. The transaction closed immediately following the closing of Williams' sale of its Kern River interstate gas pipeline business to MidAmerican today.

           The closings of the transactions with MidAmerican today are part of the process Williams is undertaking with the intention of providing the company increased financial flexibility and strength.

           Lehman Brothers acted as financial adviser to Williams in connection with the transaction.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.


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                    About MidAmerican Energy Holdings Company

MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, is a privately owned global energy provider. The company has 10,000 employees and provides electric and natural gas service to approximately 5 million customers. The company has approximately 10,000 net megawatts of diversified power generation under ownership, contract and in operation, construction and advanced development. Information on MidAmerican and its three principal business platforms, CalEnergy Generation, MidAmerican Energy, and Northern Electric, is available on the Internet at www.midamerican.com.

                            About Berkshire Hathaway

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.